Exhibit (h)(7)(a)

AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT

THIS AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT (“Amendment”) is made effective as of the April 7, 2022 (the “Effective Date”), by and between THE BANK OF NEW YORK MELLON, (“Bank”), and INDEXIQ ACTIVE ETF TRUST (the “Client”), with respect to each of the funds identified on Attachment 1 to the Agreement (as defined below), as amended, modified or supplemented from time to time (each a “Lender” and collectively the “Lenders”).

WHEREAS, the Client and Bank have entered into a certain Securities Lending Authorization Agreement dated as of November 20, 2013 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Client and Bank desire to amend the Agreement in certain respects as hereinafter provided:

NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. From and after the Effective Date, the Agreement is hereby amended by deleting Attachment 1 therefrom in its entirety and substituting in lieu thereof a new Attachment 1 identical to that which is attached hereto as Exhibit A.

2 Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended by this Amendment.

3. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE BANK OF NEW YORK MELLON		INDEXIQ ACTIVE ETF TRUST

By:	/s/ Maria Fox	By:	/s/ Jonathan Zimmerman
Name:	Maria Fox	Name:	Jonathan Zimmerman
Title:	Director, Securities Finance	Title:	Executive Vice President

THE BANK OF NEW YORK MELLON

By:	/s/Todd Levy
Name:	Todd Levy
Title:	Director, Securities Finance

EXHIBIT A

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

which Amendment is made and effective as of April 7      , 2022, by and between

THE BANK OF NEW YORK MELLON (“Bank”) and INDEXIQ ACTIVE ETF TRUST (the

“Client

ATTACHMENT 1

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated November 20, 2013

by and between THE BANK OF NEW YORK MELLON (“Bank”) and INDEXIQ ACTIVE

ETF TRUST (the “Client”), with respect to each of the funds identified therein, as amended, modified or supplemented from time to time (each a “Lender” and collectively the “Lenders”) (the “Agreement”)

LIST OF LENDERS

The following is the list of the “Lenders” referred to in the Securities Lending Authorization Agreement dated November 20, 2013, by and between THE BANK OF NEW YORK MELLON and the INDEXIQ ACTIVE ETF TRUST, as Client.

Lender	Ticker	CUSIP	EIN #	BNY Acct #	Inception Date
IQ MacKay ESG Core Plus Bond ETF	ESBG	45409F785	86-2522120	943872	06.18.21
IQ Winslow Focused Large Cap Growth ETF	IWFG	45409F751	88-1133753	440520	04.07.22
IQ Winslow Large Cap Growth ETF	IWLG	45409F769	88-1123341	440522	04.07.22

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